EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS THIRD QUARTER 2013 RESULTS

Diluted Earnings per Share from Continuing Operations of $1.62 versus $0.59 in the year ago quarter,
On Third Quarter Sales of $1.56 Billion

Third Quarter Highlights

•	Adjusted Diluted Earnings per Share from continuing operations of $1.52 increased by 6%

•	OEM Supply segment sales increased by 9 percent

•	Year-to-date cash flow from operations of $192 million, up 52%

GLENVIEW, IL, (Business Wire) October 22, 2013 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.56 billion for the quarter ended September 27, 2013, a 3.2 percent decrease compared to the year ago quarter. The year-over-year reported sales decline would have been approximately 2.7 percent excluding the negative impact of the previously reported conclusion of a large security solutions contract in the fourth quarter of 2012. Organic sales, which excludes the impact of the following two items, declined by 2.2 percent year-over-year:

•	$9.5 million from the unfavorable effect of copper pricing

•	$6.6 million from the unfavorable effect of foreign exchange

Our third quarter of 2013 results included a net $4.7 million after-tax benefit primarily related to closing prior tax years and related interest. Our third quarter of 2012 results included an impairment charge of $27.2 million and an inventory lower-of-cost-or-market adjustment of $1.2 million, resulting in a total non-cash pre-tax charge of $28.4 million (after-tax $27.4 million). Due to the change in the country mix of the full year forecast of earnings, both quarterly periods were negatively impacted by an increase in the annual tax rate. All of the results from continuing operations and year-over-year comparisons herein exclude the impact of these items and reconciliations have been provided in the supplemental information at the end of this release.

Adjusted earnings per diluted share from continuing operations of $1.52 compares to $1.43 in the year ago quarter. Current quarter adjusted earnings per diluted share of $1.52 also includes an unfavorable impact of the lower average price of copper of $0.04 per diluted share.

Operating income in the quarter of $92.4 million was adversely impacted by the slowdown in our Canadian markets and delays in previously awarded projects in both our Wire and Cable and Enterprise Cabling and Security Solutions segments. Partially offsetting the challenging demand environment was an improvement in gross margin. Adjusted operating income in the year ago quarter was $95.7 million. Operating margin of 5.9 percent increased from 5.4 percent in the previous quarter, including sequential improvement in all segments. Versus the prior year, operating margin was flat on an adjusted basis. Adjusted net income from continuing operations of $50.4 million compares to adjusted net income of $48.0 million in the year ago quarter.

“Overall the third quarter was challenging, as we experienced an uneven recovery in global markets. Nevertheless we are encouraged by the significant improvement in sales and profitability in our OEM Supply segment, sales growth in all three segments in Europe, and improving margin trends in all segments,” commented Bob Eck, President and CEO. “Even in a slow growth environment we have demonstrated the discipline to manage through short term challenges while continuing to invest for long term growth.”

Income Statement Detail

Gross margin of 22.9 percent for the third quarter of 2013 compares to 22.5 percent in the second quarter of 2013 and an adjusted 22.4 percent in the year ago quarter that excludes the $1.2 million inventory adjustment. The increase compared to the prior year reflects improved gross margin in all segments.

Operating expenses of $264.6 million for the third quarter of 2013 increased 0.1 percent over the prior year quarter. Excluding the impact of foreign exchange, operating expenses increased 0.3 percent year-over-year compared to an organic sales decrease of 2.2 percent. Interest expense of $11.3 million decreased by $5.3 million compared to the prior year quarter due to the redemption of the convertible notes in the first quarter of 2013. Foreign exchange and other expense of $1.7 million decreased $1.5 million from the prior year quarter primarily due to the interest income of $0.7 million as a result of closing prior tax years. Excluding the items identified in the supplemental information, our annual effective tax rate is 36 percent, which is the rate we expect for the full year based on our full year forecast and change in the country mix of earnings.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $804.3 million compares to $837.0 million in the prior year period. The 3.9 percent decline was caused by the slowing of our Canadian market, the impact of the previously disclosed Security Solutions contract and on-going macroeconomic weakness in the Emerging Markets regions. ECS sales would have declined 2.9 percent excluding the impact of the Security Solutions contract. We continue to experience a slow recovery in our US markets as many customers continue to delay investments. Organically, sales declined 3.6 percent.

Sequentially, global sales declined 1.2 percent from the second quarter of 2013, caused by weakness in the North America and Emerging Markets regions, partially offset by the improved performance of the segment’s Europe markets. Security sales increased by 2.7 percent over the prior year quarter, and would have increased by 7.3 percent excluding the same concluded contract.

ECS operating income of $42.5 million compares to adjusted operating income of $47.2 million in the year ago quarter. The year-over-year decrease was caused primarily by lower volume in the segment’s Emerging Markets and Canada geographies. Operating margin for ECS of 5.3 percent compares to 5.6 percent in the year ago quarter. Sequentially, operating margin improved 10 basis points versus the second quarter, reflecting reduced operating expenses.

Electrical and Electronic Wire and Cable (“W&C”) achieved third quarter sales of $528.6 million, a 6.7 percent decrease from the prior year period, caused by the slowing of our Canadian and Latin American markets, which resulted from a decrease in the number of large projects, primarily in the mining and renewable energy customer verticals, and the negative impact of a decline in copper pricing. Excluding the $9.5 million unfavorable impact from a $0.29 decline in the average price of copper, and the $5.2 million unfavorable impact from foreign exchange, organic sales decreased by 4.1 percent. Sequentially, global sales were flat versus the second quarter of 2013, reflecting the slowdown in Canada and the delay of several large projects.

Year-to-date, Industrial Communications and Control sales of $179 million continue to reflect strong growth, up 16 percent over the prior year period, primarily driven by growth in North America.

Operating income of $41.5 million compares to adjusted operating income of $48.2 million in the year ago quarter. The year-over-year decrease was caused primarily by lower volume in the segment’s North America and Latin America geographies and the impact of lower average copper prices. Operating margin of 7.9 percent compares to 7.2 percent in the second quarter of 2013 and an adjusted operating margin of 8.5 percent in the year ago quarter. The increase in sequential margin reflects both improved gross margin and improved expense management while the decline in year-over-year margin was caused by weaker geographic and product mix combined with negative cost leverage due to lower copper pricing.

OEM Supply (“OEM”) sales of $224.7 million increased by 9.3 percent from the prior year quarter, reflecting the ramp up of a contract in Europe and an improvement in North America heavy truck production levels versus the downturn in the prior year quarter. Excluding the $1.6 million favorable impact from foreign exchange, organic sales increased by 8.5 percent. On a sequential basis, sales declined 4.4 percent driven by the typical seasonality in OEM manufacturing activity.

Operating income of $8.4 million compares to adjusted operating income of $0.3 million in the year ago quarter and compares to $5.7 million in the previous quarter. Operating margin of 3.7 percent compares to adjusted operating margin of 0.2 percent in the prior year quarter and 2.4 percent in the second quarter of 2013.

Cash Flow and Leverage

In the quarter, the company generated $79.9 million of cash from operations bringing the year-to-date cash flow from operations to $191.6 million. This compares to $125.9 million of cash from operations through the third quarter of 2012.

“Our disciplined working capital and cash management processes are even more critical in the current uncertain economic environment. With our focus on capital management and our expectation of a continued slow growth environment, we expect continued positive cash flow in the fourth quarter,” commented Ted Dosch, Executive Vice President and CFO. “Our financial position continues to be very strong; we constantly evaluate the optimal use of our funds, and we remain committed to investing in our growth initiatives and returning excess capital to our shareholders, as we have done consistently over the past five years.”

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 42.8 percent compares to 50.3 percent at the end of 2012

•	Weighted average cost of borrowed capital of 5.1 percent compares to 6.3 percent in the year ago quarter

•	$417.5 million of availability under bank revolving lines of credit at quarter end

•	$215 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“While the pace of the recovery was slower than we had expected at the beginning of the quarter, we believe market conditions across our businesses are gradually improving. We experienced some delays in shipments across all of our businesses, resulting in some revenue that we expected to realize in the third quarter shifted into the fourth quarter and early 2014. As a result, we now expect to deliver fourth quarter organic sales growth in the low single digit range, which will result in relatively flat sales performance for the full year.” Eck concluded, “We have taken aggressive measures to ensure our cost structure is aligned with the current slow growth environment, while continuing to invest in our strategic growth initiatives, including security, industrial communication and control, in-building wireless and e-commerce. As companies continue their relentless focus to reduce costs, our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk, is of even greater value. We are well positioned financially, operationally and strategically to capitalize on opportunities in our markets.”

Financial Results From Continuing Operations
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sep 27, 2013	Sep 28, 2012	Percent Change	Sep 27, 2013	Sep 28, 2012	Percent Change
Net Sales	$1,557.6	$1,609.0	-3%	$4,628.0	$4,708.7	-2%
Operating Income	$92.4	$67.3	37%	$259.2	$243.9	6%
Net Income	$53.7	$19.8	172%	$142.2	$119.4	19%
Diluted Earnings Per Share	$1.62	$0.59	175%	$4.28	$3.51	22%
Diluted Weighted Shares	33.1	33.5	-1%	33.2	34.0	-2%

Third Quarter Earnings Call Details

The company will host a conference call to discuss these results beginning at 9:30 a.m. central time today. The call will be available as a live audio webcast and can be accessed at the investor relations portion of Anixter’s website at anixter.com/investor.

Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:	1-888-505-4368
International dial-in:	1-719-325-2464
Passcode:	1360127

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Third Quarter 2013 Highlights and Operating Review” will be available on the company’s investor relations website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) more than 450,000 products and approximately $1 billion in inventory 3) approximately 220 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this presentation other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this report includes certain financial measures computed using non-GAAP components as defined by the Securities and Exchange Commission. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this report both on a GAAP basis and excluding acquisitions, foreign exchange effects and the impact of copper prices (“non-GAAP”). We believe that by reporting organic growth which excludes the impact of acquisitions, foreign exchange effects and the impact of copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s analysis of financial condition and results of operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at
anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012

Net sales	$1,557.6	$1,609.0	$4,628.0	$4,708.7
Cost of goods sold	1,200.6	1,250.3	3,576.7	3,642.9
Gross profit	357.0	358.7	1,051.3	1,065.8
Operating expenses	264.6	264.2	792.1	794.7
Impairment of goodwill and long-lived assets	—	27.2	—	27.2
Operating income	92.4	67.3	259.2	243.9
Interest expense	(11.3)	(16.6)	(36.2)	(43.5)
Other, net	(1.7)	(3.2)	(7.6)	(11.8)
Income from continuing operations before taxes	79.4	47.5	215.4	188.6
Income tax expense	25.7	27.7	73.2	69.2
Net income from continuing operations	53.7	19.8	142.2	119.4
Net income from discontinued operations	0.1	0.7	0.2	0.3
Net income	$53.8	$20.5	$142.4	$119.7

Net income per share:
Basic:
Continuing operations	$1.64	$0.60	$4.34	$3.59
Discontinued operations	$—	$0.02	$0.01	$0.01
Net income	$1.64	$0.62	$4.35	$3.60
Diluted:
Continuing operations	$1.62	$0.59	$4.28	$3.51
Discontinued operations	$—	$0.02	$0.01	$0.01
Net income	$1.62	$0.61	$4.29	$3.52

Weighted average shares outstanding:
Basic	32.8	33.0	32.8	33.3
Diluted	33.1	33.5	33.2	34.0

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$804.3	$837.0	$2,363.2	$2,436.3
Electrical and Electronic Wire and Cable	528.6	566.4	1,577.0	1,567.1
OEM Supply	224.7	205.6	687.8	705.3
	$1,557.6	$1,609.0	$4,628.0	$4,708.7
Operating income:
Enterprise Cabling and Security Solutions	$42.5	$46.9	$119.3	$124.7
Electrical and Electronic Wire and Cable	41.5	48.1	120.9	131.3
OEM Supply	8.4	(16.9)	19.0	(1.3)
Corporate	—	(10.8)	—	(10.8)
	$92.4	$67.3	$259.2	$243.9

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	September 27,	December 28,
(In millions)	2013	2012
	(Unaudited)
Assets

Cash and cash equivalents	$81.9	$89.4
Accounts receivable, net	1,255.2	1,225.5
Inventories	986.9	1,060.9
Deferred income taxes	32.8	40.7
Other current assets	29.1	33.6
Total current assets	2,385.9	2,450.1

Property and equipment, net	103.5	95.9
Goodwill	343.1	342.0
Other assets	166.6	201.6
Total assets	$2,999.1	$3,089.6

Liabilities and Stockholders' Equity

Accounts payable	$712.1	$716.9
Accrued expenses	220.2	249.5
Short-term debt	6.2	0.9
Total current liabilities	938.5	967.3

5.625% senior notes	350.0	350.0
Accounts receivable securitization facility	215.0	82.0
5.95% senior notes	200.0	200.0
10.0% senior notes	32.0	31.6
Revolving lines of credit and other	18.5	20.8
1.0% convertible senior notes	—	297.8
Other liabilities	146.1	170.2
Total liabilities	1,900.1	2,119.7

Stockholders' equity	1,099.0	969.9
	$2,999.1	$3,089.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(In millions)	September 27,	September 28,
	2013	2012

Operating activities
Net income	$142.4	$119.7

Adjustments to reconcile net income from operations to net
cash provided by operating activities:
Depreciation	16.5	16.4
Stock-based compensation	10.1	11.6
Deferred income taxes	9.7	0.8
Amortization of intangible assets	6.1	7.8
Accretion of debt discount	2.6	13.4
Amortization of deferred financing costs	2.0	2.2
Excess income tax benefit from employee stock plans	(1.5)	(3.1)
Impairment of goodwill and long-lived assets	—	27.2
Changes in current assets and liabilities, net	2.3	(72.0)
Other, net	1.4	1.9
Net cash provided by operating activities	191.6	125.9

Investing activities
Capital expenditures, net	(23.9)	(26.5)
Acquisition of business, net of cash acquired	—	(55.8)
Net cash used in investing activities	(23.9)	(82.3)

Financing activities
Proceeds from borrowings	445.3	446.4
Repayment of borrowings	(308.8)	(601.8)
Retirement of Notes due 2013	(300.0)	—
Payments for repurchase of warrants	(19.2)	—
Proceeds from stock options exercised	7.5	2.5
Excess income tax benefit from employee stock plans	1.5	3.1
Proceeds from issuance of Notes due 2019	—	350.0
Payment of special cash dividend	—	(150.6)
Purchases of common stock for treasury	—	(56.6)
Deferred financing costs	—	(7.6)
Other	(1.5)	1.5
Net cash used in financing activities	(175.2)	(13.1)

(Decrease) increase in cash and cash equivalents	(7.5)	30.5
Cash and cash equivalents at beginning of period	89.4	106.1
Cash and cash equivalents at end of period	$81.9	$136.6

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Third Quarter 2013 Sales Growth Trends (Unaudited)
		Adjustments for:
(In millions)	Third Quarter 2013 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Third Quarter 2013 (as adjusted)	Third Quarter 2012	Organic Growth
Enterprise Cabling and Security Solutions
North America	$592.1	$—	$2.6	$—	$594.7	$618.1	-3.8%
Europe	83.3	—	(2.1)	—	81.2	80.5	0.7%
Emerging Markets	128.9	—	2.5	—	131.4	138.4	-5.1%
Enterprise Cabling and Security Solutions	$804.3	$—	$3.0	$—	$807.3	$837.0	-3.6%
Electrical and Electronic Wire and Cable
North America	$392.6	$—	$4.4	$8.1	$405.1	$430.6	-5.9%
Europe	75.0	—	0.2	0.9	76.1	73.2	3.9%
Emerging Markets	61.0	—	0.6	0.5	62.1	62.6	-0.6%
Electrical and Electronic Wire and Cable	$528.6	$—	$5.2	$9.5	$543.3	$566.4	-4.1%
OEM Supply
North America	$94.0	$—	$0.1	$—	$94.1	$93.1	1.0%
Europe	112.1	—	(1.2)	—	110.9	98.8	12.3%
Emerging Markets	18.6	—	(0.5)	—	18.1	13.7	32.2%
OEM Supply	$224.7	$—	$(1.6)	$—	$223.1	$205.6	8.5%
Total Anixter International	$1,557.6	$—	$6.6	$9.5	$1,573.7	$1,609.0	-2.2%
Geographic Sales
North America	$1,078.7	$—	$7.1	$8.1	$1,093.9	$1,141.8	-4.2%
Europe	270.4	—	(3.1)	0.9	268.2	252.5	6.2%
Emerging Markets	208.5	—	2.6	0.5	211.6	214.7	-1.4%
Total Anixter International	$1,557.6	$—	$6.6	$9.5	$1,573.7	$1,609.0	-2.2%

Year to Date 2013 Sales Growth Trends (Unaudited)
		Adjustments for:
(in millions)	Year to Date 2013 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Year to Date 2013 (as adjusted)	Year to Date 2012	Organic Growth
Enterprise Cabling and Security Solutions
North America	$1,760.8	$—	$4.6	$—	$1,765.4	$1,779.0	-0.8%
Europe	234.8	—	(1.5)	—	233.3	253.0	-7.8%
Emerging Markets	367.6	—	1.3	—	368.9	404.3	-8.8%
Enterprise Cabling and Security Solutions	$2,363.2	$—	$4.4	$—	$2,367.6	$2,436.3	-2.8%
Electrical and Electronic Wire and Cable
North America	$1,169.6	$—	$7.5	$21.6	$1,198.7	$1,228.0	-2.4%
Europe	227.9	—	3.0	1.7	232.6	222.3	4.7%
Emerging Markets	179.5	(60.7)	0.3	0.5	119.6	116.8	2.4%
Electrical and Electronic Wire and Cable	$1,577.0	$(60.7)	$10.8	$23.8	$1,550.9	$1,567.1	-1.0%
OEM Supply
North America	$295.4	$—	$0.1	$—	$295.5	$318.5	-7.2%
Europe	340.2	—	1.6	—	341.8	338.6	0.9%
Emerging Markets	52.2	—	(2.1)	—	50.1	48.2	4.0%
OEM Supply	$687.8	$—	$(0.4)	$—	$687.4	$705.3	-2.5%
Total Anixter International	$4,628.0	$(60.7)	$14.8	$23.8	$4,605.9	$4,708.7	-2.2%
Geographic Sales
North America	$3,225.8	$—	$12.2	$21.6	$3,259.6	$3,325.5	-2.0%
Europe	802.9	—	3.1	1.7	807.7	813.9	-0.8%
Emerging Markets	599.3	(60.7)	(0.5)	0.5	538.6	569.3	-5.4%
Total Anixter International	$4,628.0	$(60.7)	$14.8	$23.8	$4,605.9	$4,708.7	-2.2%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) continued
(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012
Items impacting comparability of results:
Items impacting operating income:
Impairment of goodwill and long-lived assets	$—	$(27.2)	$—	$(27.2)
Inventory lower of cost or market adjustment	—	(1.2)	—	(1.2)
Total of items impacting operating income	$—	$(28.4)	$—	$(28.4)
Items impacting other expenses:
Penalty and interest from prior year tax liabilities	0.7	—	0.7	(1.7)
Total of items impacting other expenses	$0.7	$—	$0.7	$(1.7)
Total of items impacting pre-tax income	$0.7	$(28.4)	$0.7	$(30.1)
Items impacting income taxes:
Impact of change in forecast on effective tax rate	(1.4)	(0.8)	—	—
Tax impact of items impacting pre-tax income above	(0.2)	1.0	(0.2)	1.6
Reversal of deferred income tax valuation allowances/other	—	—	—	9.7
Tax effect related to closing prior tax years	4.2	—	4.2	—
Total of items impacting income taxes	$2.6	$0.2	$4.0	$11.3
Net income impact of these items	$3.3	$(28.2)	$4.7	$(18.8)
Diluted EPS impact of these items	$0.10	$(0.84)	$0.14	$(0.57)
GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Net income from continuing operations – Non-GAAP	$50.4	$48.0	$137.5	$138.2
Items impacting net income from continuing operations	$3.3	$(28.2)	$4.7	$(18.8)
Net income from continuing operations - GAAP	$53.7	$19.8	$142.2	$119.4
Diluted EPS – Non-GAAP	$1.52	$1.43	$4.14	$4.08
Diluted EPS impact of these items	$0.10	$(0.84)	$0.14	$(0.57)
Diluted EPS – GAAP	$1.62	$0.59	$4.28	$3.51

Items impacting comparability of Operating Income by Segment
	ECS	W&C	OEM Supply	Corporate (a)	Total
Items impacting operating income for three months ended September 28, 2012:
Operating income - Non-GAAP	$47.2	$48.2	$0.3	$—	$95.7
Operating margin - Non-GAAP	5.6%	8.5%	0.2%	—%	5.9%
2012 impairment of goodwill and long-lived assets	$(0.3)	$(0.1)	$(16.0)	$(10.8)	$(27.2)
2012 inventory of lower-of cost-or-market adjustment	—	—	(1.2)	—	(1.2)
Total of items impacting operating income for the three months ended September 28, 2012	$(0.3)	$(0.1)	$(17.2)	$(10.8)	$(28.4)
Operating income - GAAP	$46.9	$48.1	$(16.9)	$(10.8)	$67.3
Operating margin - GAAP	5.6%	8.5%	(8.2)%	—%	4.2%
(a) Prior to the change in segments, and in connection with our annual assessment of goodwill recoverability in the third quarter of 2012, we recorded a non-cash impairment charge to write-off the goodwill of $10.8 million associated with our former European reporting unit.

YTD 2013 and 2012 Effective Tax Rate - GAAP and Non-GAAP	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012
Income from continuing operations before taxes - GAAP	$79.4	$47.5	$215.4	$188.6
Income tax expense	$25.7	$27.7	$73.2	$69.2
Income tax rate	32.4%	58.4%	34.0%	36.7%
Total of items impacting pre-tax income above	$0.7	$(28.4)	$0.7	$(30.1)
Total of items impacting income taxes above	$2.6	$0.2	$4.0	$11.3
Income from continuing operations before taxes - Non-GAAP	$78.7	$75.9	$214.7	$218.7
Income tax expense - Non-GAAP	$28.3	$27.9	$77.2	$80.5
Annual effective income tax rate	36.0%	36.8%	36.0%	36.8%